EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATON CONTACT:
7/24/2007	Media: Heidi M. Barker 630-623-3791
Investors: Mary Kay Shaw 630-623-7559

McDONALD’S ANNOUNCES CFO MATTHEW PAULL TO RETIRE

McDonald’s Corporation announced today that Matthew Paull, Chief Financial Officer, intends to retire after a distinguished career with the company.
Paull, who was named CFO in 2001, will pursue a teaching career.
Jim Skinner, McDonald’s Chief Executive Officer, said, “It is with obvious mixed emotion that we announce Matthew’s decision. He has made a remarkable contribution to the revitalization and continuing momentum of our business. Our system and our shareholders owe him a huge debt of gratitude for his commitment and passion. Matthew will be leaving McDonald’s on a business high, in position for continued success. Meanwhile, our management team remains aligned behind our Plan to Win. We will continue to stay the course and remain as committed as ever to the financial discipline that has helped turn our company around.”
Skinner said that an internal and external search for Paull’s successor will begin soon, and that Paull has agreed to stay until at least the end of the year to ensure a smooth transition.
McDonald's is the world's leading local restaurant with more than 30,000 locations serving 52 million customers in more than 100 countries each day. More than 70% of McDonald’s restaurants worldwide are owned and operated by independent local men and women. Please visit www.mcdonalds.com to learn more about the company.

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